EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-140254) and in the related Prospectus and Forms S-8 (Nos. 333-101266 and 333-135155) of T-3 Energy Services, Inc. of our reports dated March 11, 2008, with respect to the consolidated financial statements of T-3 Energy Services, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of T-3 Energy Services, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Houston, Texas
March 11, 2008

EX-6